Exhibit 21

Subsidiaries of Action Industries, Inc.

Kalington Limited - Hong Kong
Xingtai Kalington Consulting Service Co., Ltd. – PRC
Xingtai Longhai Wire Co., Ltd. (controlled affiliate) - PRC